Exhibit 23.3


CONSENT OF INDEPENDENT FINANCIAL ADVISORS

The Board of Directors
International Commercial Television Inc. and Subsidiaries
     (formerly known as Moran Dome Explorations, Inc.)


In connection with our engagement to express our opinion on the fair market value of the equity of Windowshoppc.com Limited, R.J.M. Ventures Limited and Better Blocks International Limited as of April 1, 2000, for financial reporting purposes, we consent to the reference to our firm under the "Dilution" and "Interests of Named Experts and Counsel" sections and notes to the financial statements in Amendment No. 3 to the Registration Statement (Form SB-2) and related Prospectus of International Commercial Television Inc. for the registration of an offering of shares of its common stock to be sold by International Commercial Television Inc. and the Selling Shareholders.


February 7, 2002


     /s/ Houlihan Lokey Howard & Zukin Financial Advisors, Inc.
     ----------------------------------------------------------
Houlihan Lokey Howard & Zukin Financial Advisors, Inc.


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